                                                                     Exhibit 12

                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                              Six Months
                                Ended               Years Ended December 31
                                June 30   ------------------------------------------------------------
                                 2002         2001         2000        1999        1998         1997
                              ----------  -----------  -----------  ----------  ----------  ----------
Income Before Taxes           $  4,822.5  $  10,402.6  $   9,824.1  $  8,619.5  $  8,133.1  $  6,462.3

Add:
 One-third of rents                 40.3         77.7         67.0        66.7        56.0        47.0
 Interest expense, net             157.1        369.7        361.9       236.4       150.6        98.2
 Preferred stock dividends          83.1        199.6        205.2       120.7        62.1        49.6
                              ----------  -----------  -----------  ----------  ----------  ----------
  Earnings                    $  5,103.0  $  11,049.6  $  10,458.2  $  9,043.3  $  8,401.8  $  6,657.1
                              ==========  ===========  ===========  ==========  ==========  ==========

One-third of rents            $     40.3  $      77.7  $      67.0  $     66.7  $     56.0  $     47.0
Interest expense                   192.8        464.7        484.4       316.9       205.6       129.5
Preferred stock dividends           83.1        199.6        205.2       120.7        62.1        49.6
                              ----------  -----------  -----------  ----------  ----------  ----------
  Fixed Charges               $    316.2  $     742.0  $     756.6  $    504.3  $    323.7  $    226.1
                              ==========  ===========  ===========  ==========  ==========  ==========

Ratio of Earnings
 to Fixed Charges                     16           15           14          18          26          29
                                      ==           ==           ==          ==          ==          ==


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.